EXECUTION COPY

EXHIBIT 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 2, 2010, by and between Par Pharmaceutical Companies, Inc., a Delaware corporation (“Parent”), and Par Pharmaceutical, Inc., a Delaware corporation and subsidiary of Parent (collectively with Parent, “Par” or “Employer”), and Patrick LePore (“Executive”).

RECITALS:

WHEREAS, Executive currently serves as the President and Chief Executive Officer of Par Pharmaceutical Companies, Inc. and Par Pharmaceutical, Inc.; and

WHEREAS, Par and Executive desire to extend the term of Executive’s employment with Par, and to cancel and replace Executive’s existing Employment Agreement dated March 4, 2008, as amended, with this Agreement as of January 1, 2011 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.    Employment.

1.1.   General.  Par hereby employs Executive as of the Effective Date in the capacity of President and Chief Executive Officer of Employer at the compensation rate and benefits set forth in Section 2 hereof for the Employment Term (as defined in Section 3.1).  Executive shall perform and carry out such duties and responsibilities that are reasonably consistent with Executive’s positions and responsibilities and this Agreement as may be assigned to him by Employer.  Executive shall report to Parent’s Board of Directors (the “Board”).  Executive hereby accepts such employment, subject to the terms and conditions herein contained.

1.2.   Time Devoted to Position.  Executive, during the Employment Term, shall devote substantially all of his business time, attention and skills to the business and affairs of Employer.

1.3   Certifications.  Whenever the Chief Executive Officer of Par is required by law, rule or regulation or requested by any governmental authority or by Par’s auditors to provide certifications with respect to Par’s financial statements or filings with the Securities and Exchange Commission or any other governmental authority, Executive shall sign such certifications as may be reasonably requested by the Board, with such exceptions as Executive deems necessary to make such certifications accurate and not misleading.

2.   Compensation and Benefits.

2.1   Salary.  At all times Executive is employed hereunder, Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Employer’s subsidiaries, entities and organizations, presently existing or hereafter formed, organized or acquired, directly or indirectly, by Employer (each, a “Subsidiary” and collectively, the “Subsidiaries”), the following: (i) a base salary at the annual rate of $900,000 (Nine Hundred Thousand Dollars), subject to review and increase by the Board (the “Base Salary”); and (ii) any additional bonus and the benefits set forth in Sections 2.2, 2.3 and 2.4.  The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations.

2.2.   Bonus.

2.2.1.   Subject to Section 3.3, Executive shall be eligible to receive an annual bonus during the Employment Term in such amount (if any) as determined by the Board, in its sole discretion, based on such performance criteria as it deems appropriate, including, without limitation, Executive’s performance and Employer’s earnings, financial condition, rate of return on equity and compliance with regulatory requirements.  Although this Section 2.2.1 does not guarantee any specific bonus figures, it is understood that Executive’s annual bonus target shall be equal to 100% (one hundred percent) of his Base Salary.  At the time the Board determines the Executive’s eligibility for a bonus, the Board shall set forth all material terms of the bonus arrangement in a written document.  Employer shall pay any bonus earned by March 1 following the end of the calendar year during which the bonus was earned.

2.2.2.   Executive shall be eligible to receive an incentive compensation award based on Par’s achievement of certain performance objectives during the Employment Term as set forth on Exhibit A attached hereto.  Notwithstanding anything to the contrary herein, no incentive compensation award shall be payable in the event that this Agreement is terminated for any reason prior to expiration of the Employment Term unless a Change of Control (as defined in Section 3.3.8(e)) has occurred prior to such expiration.

2.2.3.   Notwithstanding any other provision of this Agreement, if the Board determines that Employer is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, Executive shall be required to reimburse Employer for any bonus or other incentive compensation received by Executive to the extent required by and otherwise in accordance with applicable law and any Employer policies.

2.3   Equity Awards.

2.3.1   Promptly after the Effective Date, Employer will grant to Executive an equity award consisting of restricted stock units (“Units”) with a total grant date economic value of $1,850,000.  The Units shall vest on the earlier of (a) December 31, 2013, (b) the date that a Change of Control occurs and shall be subject to the terms and conditions set forth in the 2004 Performance Equity Plan and the 2011 Award Agreement relating to such Units and (c) the date of an eligible termination of the Employment Term in accordance with Section 3.3.8(a).  In the event that (x) this Agreement is terminated for any reason prior to expiration of the Employment Term and (y) a Change of Control has not occurred prior to such termination, then all rights of Executive to the Units that have not vested in accordance with this Section 2.3.1 and the 2011 Award Agreement shall terminate immediately and be forfeited in their entirety.

2.3.2   Except as set forth in Section 2.2 or this Section 2.3, Executive shall not be entitled to participate in long-term incentive plans of Employer, including restricted stock, stock option, and similar equity plans or awards as may be offered from time to time after the Effective Date.

2.4.   Executive Benefits.

2.4.1   Expenses.  Employer shall promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties hereunder (including business travel and entertainment expenses) all in accordance with Employer's policies with respect thereto as in effect from time to time.

2.4.2   Employer Plans.  Executive shall be eligible to participate in such employee benefit and welfare plans and programs as Employer may from time to time generally offer or provide to executive officers of Employer or its Subsidiaries, including, but not limited to, participation in life insurance, health and accident, medical plans and programs and profit sharing and retirement plans in accordance with the terms and conditions of such plans and programs.

2.4.3   Vacation.  Executive shall be eligible for four (4) weeks of paid vacation per calendar year, prorated for any partial year, to be accrued and used in accordance with and subject to Employer’s policies with respect to vacation pay as in effect from time to time.

2.4.4.   Life Insurance.  Employer shall obtain (provided, that Executive qualifies on a non-rated basis) a term life insurance policy, the premiums of which shall be borne by Employer and the death benefits of which shall be payable to Executive’s estate, or as otherwise directed by Executive, in the amount of $3 million throughout the Employment Term.

2.4.5.   Automobile.  Employer shall provide Executive with an automobile cash allowance of one thousand and fifty dollars ($1,050) (gross) per month.

3.   Employment Term; Termination.

3.1   Employment Term.  Executive’s employment hereunder shall commence on the Effective Date and, except as otherwise provided in Section 3.2, shall continue until December 31, 2013 (the “Employment Term”).  Upon expiration or termination of the Employment Term pursuant to Sections 3.2.1 through 3.2.6, inclusive, Executive shall be released from any duties hereunder (except as set forth in Section 4) and the obligations of Employer to Executive shall be as set forth in Section 3.3 only.

3.2.   Events of Termination.  The Employment Term shall terminate upon the occurrence of any one or more of the following events:

3.2.1   Death.  In the event of Executive’s death, the Employment Term shall terminate on the date of his death.

3.2.2.   Without Cause By Executive.  Executive may terminate the Employment Term at any time during such Employment Term for any reason or no reason whatsoever by giving written notice of termination to Employer.  The date of termination for this Section 3.2.2 shall be thirty (30) days after the notice of termination is given.  Employer shall have the option of excluding Executive from Employer’s premises and restricting Executive from performing work for Employer during the notice period.

3.2.3.   Disability.  In the event of Executive’s Disability (as hereinafter defined), Employer may terminate the Employment Term by giving a written notice of termination to Executive.  The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given.  For purposes of this Agreement, “Disability” means disability, as defined in any long-term disability insurance policy provided by Employer and insuring Executive, or, in the absence of any such policy, the inability of Executive for 180 days in any consecutive twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.

3.2.4.   For Cause By Employer.  Employer may terminate the Employment Term for “Cause,” based on factors determined in good faith by Employer as set forth in a notice of termination to Executive.  For purposes of this Agreement, “Cause” means (a) Executive’s conviction of, guilty or no contest plea to, or confession of guilt of, a felony or crime involving moral turpitude; (b) an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct, or other conduct that is materially harmful or detrimental to Employer; (c) a material breach by Executive of this Agreement; (d) a continuing or other failure by Executive to perform such duties as are assigned to Executive by Employer in accordance with this Agreement, other than a failure resulting from a Disability; (e) Executive’s knowingly taking any action on behalf of Employer or any of its affiliates without appropriate authority to take such action; and/or (f) Executive’s knowingly taking any action in conflict of interest with Employer or any of its affiliates given Executive’s position with Employer.

3.2.5   Without Cause By Employer.  Employer may terminate the Employment Term for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a notice of termination to Executive.  The Notice of Termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given or such shorter period if Employer shall pay to Executive that amount of the Base Salary amount that would have been earned between the thirty (30) day period and such shorter period in accordance with Employer’s regular payroll practices.

3.2.6.   Employer’s Material Breach.  Executive may terminate the Employment Term upon Employer’s material breach of this Agreement and the continuation of such breach so long as Executive has provided written notice to Employer of a material breach (which notice shall identify the manner in which Employer has materially breached this Agreement) within ninety (90) days of the initial existence of the breach, and afforded Employer no less than thirty (30) days for cure of such breach.  Employer is not required to pay severance under Section 3.3.2 when Employer cures the material breach identified in Executive’s notice within thirty (30) days of Employer’s receipt of the notice.  Employer’s material breach of this Agreement shall mean (a) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due; (b) the assignment to Executive, without Executive’s express written consent, of duties materially inconsistent with his positions, responsibilities and status with Employer, or a significant reduction in Executive’s reporting responsibilities, titles or offices or any plan, act, scheme or design to constructively terminate the Executive, or any removal of Executive from his positions with Employer, except in connection with the termination of the Employment Term by Employer for Cause, without Cause or Disability or as a result of Executive’s death or voluntary resignation or by Executive other than pursuant to this Section 3.2.6; (c) a material reduction by Employer in Executive’s Base Salary; or (d) a permanent reassignment of Executive’s primary work location, without the consent of Executive, to a location more than thirty-five (35) miles from Employer's executive offices in Woodcliff Lake, New Jersey.

3.3   Certain Obligations of Employer Following Termination of the Employment Term.  Following termination of the Employment Term under the circumstances described below, Employer shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits; provided, however that Employer shall only pay such compensation and provide such benefits if the Executive incurs a separation from service under Treas. Reg. § 1.409A-1(b) (a “Separation of Service”).  All lump-sum payments owed by Employer shall be made to Executive within forty-five (45) days of the date of termination in accordance with Employer’s regular payroll practices.  As a condition to the receipt of any payments or benefits under this Section 3.3, Executive must execute, within thirty (30) days after the date of termination, Employer’s standard form of Release Agreement, the present form of which is attached as Exhibit B hereto.

3.3.1.   For Cause.  In the event that the Employment Term is terminated by Employer for Cause, Employer shall pay to Executive in a single lump-sum within forty-five (45) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Employer’s regular payroll practices.  Employer shall also pay any annual bonus, pursuant to Section 2.2.1, earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.2.   Without Cause by Employer; Material Breach by Employer.  In the event that the Employment Term is terminated by Employer pursuant to Section 3.2.5 or by Executive pursuant to Section 3.2.6, Employer shall pay to Executive severance in an amount equal to two (2) times his Base Amount (the “Severance Amount”).  For purposes hereof, “Base Amount” shall mean the sum of the Base Salary in effect on the date of termination, and if Executive’s termination is not a result of, in whole or in part, Executive’s Poor Performance, the amount of Executive’s last annual cash bonus for the most recently-completed fiscal year, if any, pursuant to Section 2.2.1.  Employer shall pay the Severance Amount in installments, and shall first determine the amount of each installment payment if the Severance Amount were paid in equal semi-monthly installments for two (2) years (the “Installment Payment”) commencing on the forty-fifth (45th) day after the date of termination.  If Executive is a “specified employee” as defined under Treas. Reg. §1.409A-1 as of the date of termination, Executive’s installment payments under the applicable schedule above from the forty-fifth (45th) day after the date of termination through the end of the sixth (6th) month after the date of termination shall be reduced in accordance with Section 5.13 of this Agreement to the extent such installment payments in the aggregate would exceed the maximum amount payable under Treas. Reg. §1.409A-1(b)(9)(iii) and such excess amounts shall be withheld and accumulated and paid to Executive on the first (1st) day of the seventh (7th) month after the date of termination (the “Severance Delayed Payment Date”), or such earlier date as may be permissible under Section 5.13 and the requirements of Code Section 409A.  From the Severance Delayed Payment Date through the end of two (2) years after the forty-fifth (45th) day after the date of termination, Employer shall pay the Installment Payments semimonthly.  Payment of the Severance Amount is subject to Executive’s continued compliance with the terms of Section 4.  Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of the Employer.

3.3.3.   Without Cause By Executive.  In the event that the Employment Term is terminated by Executive pursuant to Section 3.2.2, Employer shall pay to Executive in a single lump-sum within forty-five (45) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Employer’s regular payroll practices.  Employer shall also pay any annual bonus, pursuant to Section 2.2.1, earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits to which Executive may be entitled under the employee benefit plans of Employer.

3.3.4.   Death.  In the event that the Employment Term is terminated by reason of Executive’s death pursuant to Section 3.2.1, Employer shall pay to Executive (a) in a single lump-sum within forty-five (45) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Employer’s regular payroll practices, (b) any annual bonus, pursuant to Section 2.2.1, earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and (c) such employee benefits to which Executive may be entitled under the employee benefit plans of Employer, including life insurance provided by Employer pursuant to Section 2.4.4.

3.3.5.   Disability.  In the event that the Employment Term is terminated by reason of Executive’s Disability pursuant to Section 3.2.3, Employer shall pay to Executive, subject to Executive’s continued compliance with Section 4, the Severance Amount, less any disability insurance received by Executive or his estate pursuant to insurance policies provided by Employer.  Employer shall pay the Severance Amount in accordance with the payment provisions of Section 3.3.2.  Employer also shall pay to Executive (a) in a single lump-sum within forty-five (45) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Employer’s regular payroll practices, (b) any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and (c) such employee benefits as to which Executive may be entitled under the employee benefit plans of the Employer.

3.3.6.   Expiration of Employment Term.  Upon expiration of the Employment Term, Employer shall pay to Executive (a) in a single lump-sum within forty-five (45) days of the expiration date an amount equal to any unpaid but earned Base Salary through the expiration date in accordance with Employer’s regular payroll practices, (b) any annual bonus, pursuant to Section 2.2.1, earned but unpaid as of the expiration date for any previously completed fiscal year in accordance with the terms of the bonus, and (c) such employee benefits to which Executive may be entitled under the employee benefit plans of Employer.

3.3.7.   Post-Employment Term Benefits.  Upon expiration or termination of the Employment Term, Employer shall reimburse Executive for any unpaid expenses pursuant to Section 2.4.1, and Executive will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his insurance coverage.  Except as provided immediately below, Executive will be responsible for all COBRA premiums.  If Executive is terminated pursuant to Sections 3.2.3, 3.2.5 or 3.2.6, Executive shall be entitled to participate, at Employer’s expense, in all medical and health plans and programs of Employer in accordance with COBRA for a period of up to eighteen (18) months (the “Benefits Period”), subject to Executive’s continued compliance with the terms of Section 4; provided, however, that Executive’s continued participation is permissible under the terms and provisions of such plans and programs, and the Employer’s payment of COBRA premiums does not violate the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010; and provided, further, that if Executive becomes entitled to equal or comparable benefits from a subsequent employer during the Benefits Period, Employer’s obligations under this Section 3.3.7 shall end as of such date.  Employer shall commence payment of COBRA premiums on the forty-fifth (45th) day after the date of termination.

3.3.8.   Equity Awards.

(a)   In the event the Employment Term is terminated (i) pursuant to Section 3.2.1, (ii) by Employer pursuant to Section 3.2.3, (iii) by Employer pursuant to Section 3.2.5 and such termination is not related to Poor Performance (as defined below), or (iv) by Executive pursuant to Section 3.2.6, then (A) all equity awards granted to Executive on or before December 31, 2008 shall thereupon vest and Executive shall have twenty-four (24) months from such date to exercise any outstanding option awards and (B) all equity awards granted to Executive after December 31, 2008 shall thereupon vest and Executive shall have three (3) months from such date to exercise any outstanding option awards; provided, in each case, that the relevant equity award plan remains in effect and such equity awards shall not have otherwise expired in accordance with the terms thereof.  For purposes of this Agreement, “Poor Performance” shall mean Executive’s consistent failure to meet reasonable performance expectations and goals which are established by Employer and communicated to Executive (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance shall not be effective unless, at least thirty (30) days prior to such termination, Executive shall have received written notice from the Board which specifically identifies the manner in which Executive has not met the prescribed performance expectations and goals and Executive shall not have corrected such failure or made substantial and material progress in correcting such failure to the satisfaction of the Board.

(b)   Notwithstanding Section 3.3.8(a), if within twelve (12) months following a Change of Control of Employer, the Employment Term is terminated other than for Cause, then (i) Executive (or his estate) shall have twenty-four (24) months from the date of termination to exercise any vested equity awards granted to Executive before the Effective Date and (ii) Executive (or his estate) shall have three (3) months from the date of termination to exercise any vested equity awards granted to Executive on or after the Effective Date; provided, however, that the relevant equity award plan remains in effect and such equity awards shall not have otherwise expired in accordance with the terms thereof.

(c)   For grants of time-based restricted stock made during calendar year 2008 (the “2008 Grants”) under the 2008 Long Term Incentive Program (the “2008 Program”), (i) if there is a termination of the Employment Term under Section 3.2.5 or 3.2.6 after the date of a Change of Control, all 2008 Grants shall vest on the date of termination; and (ii) if a Change of Control occurs two (2) or more years after the date of grant of the 2008 Grants, all 2008 Grants shall vest on the date of the Change of Control; provided, however, that the 2008 Program remains in effect and the 2008 Grants shall not have otherwise expired in accordance with the terms thereof.

(d)   To the extent not determined by this Agreement, the terms and conditions of all equity awards, including without limitation awards of performance contingent restricted stock under the 2008 Program, shall be determined by the Executive’s Equity Award Agreements, Grant Agreements, Certificates of Performance Shares, and the terms of the plans and award documents pursuant to which the equity awards were made.

(e)   A “Change of Control” of the Employer means any of the following events, unless otherwise defined in an Award Agreement or Grant Agreement:

(i)   Any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Exchange Act) of more than twenty (20%) percent of the then outstanding shares entitled to vote generally in the election of directors of the Employer;

(ii)   Consummation of (i) the merger or other business combination of the Employer with or into another corporation pursuant to which the stockholders of the Employer do not own, immediately after the transaction, more than fifty (50%) percent of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, or (ii) the sale, exchange or other disposition of all or substantially all of the assets of the Employer, or

(iii)   Approval by the stockholders of the Employer of a complete liquidation or dissolution of the Employer;

provided, however, that a Change of Control shall not be deemed to have taken place if beneficial ownership is acquired by the Employer, any profit-sharing, employee ownership or other employee benefit plan of the Employer, any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such capacity, or any group comprised solely of such entities.  In determining whether a Change of Control of the Employer has occurred, “Employer” means Par Pharmaceutical, Inc. or Par Pharmaceutical Companies, Inc

4.   Confidentiality/Non-Solicitation/Non-Compete.

4.1.   “Confidential Information” Defined.  “Confidential Information” means any and all information (oral or written) relating to Employer or any Subsidiary or any person or entity controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, but not limited to, information relating to: technology, research, test procedures and results; business strategies and plans; machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing strategies and plans; and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions of Section 4.2.

4.2.   Non-disclosure of Confidential Information.  Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever for the benefit of any person or entity other than Employer (except as may be required under legal process by subpoena or other court order).

4.3.   Non-Solicitation.  Executive shall not, while employed by Employer and for a period of two (2) years following the termination or expiration of the Employment Term, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries.

4.4   Non-Competition.  Executive shall not, while employed by Employer and for a period of one (1) year following the termination or expiration of the Employment Term, directly or indirectly provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative, or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor, or other representative of Employer's competitors in the branded or generic pharmaceutical industry in any state or country in which Employer does or seeks to do business.  Employer's competitors include any entity, individual, or affiliate of such company or individual that develops, sells, markets, or distributes any products that compete with or are the same or similar to those of Employer.  However, the restrictions of this Section 4.4 shall not apply if the Employment Term is terminated by Employer pursuant to Section 3.2.5 or by Executive properly pursuant to Section 3.2.6; nor shall this Section 4.4 prohibit Executive from being a passive owner of not more than one (1%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.

4.5.   Injunctive Relief.  The parties hereby acknowledge and agree that (a) the type, scope and periods of restrictions imposed in Section 4 are necessary, fair and reasonable to protect Employer's legitimate business interests and to prevent the inevitable disclosure of Employer’s Confidential Information; (b) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (c) monetary damages will not be an adequate remedy for any such breach; (d) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (e) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 4.

4.6   Non-exclusivity and Survival. The covenants of Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any expiration or termination of the Employment Term.

5.   Miscellaneous Provisions.

5.1.   Severability.  If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2   Execution in Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3   Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand or overnight delivery, upon receipt if transmitted before 5:00 p.m. local time on a business day, and otherwise on the next business day, when delivered by facsimile transmission or telecopy (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Employer, to:

Par Pharmaceutical, Inc.

addressStreet300 Tice Boulevard

placeCityWoodcliff Lake, StateNew Jersey 07677

Attention: General Counsel

Telecopy No. 201-802-4600

Copy to:

K&L Gates LLP

addressStreet599 Lexington Avenue

placeCityNew York, StateNY  PostalCode10022

Attention:  Whitney J. Smith

Telecopy No.: (212) 536-3901

If to Executive, to:

Patrick LePore

c/o Par Pharmaceutical, Inc.

addressStreet300 Tice Boulevard

placeCityWoodcliff Lake, StateNew Jersey 07677

Telecopy No: 201-802-4600

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4   Amendment.  No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Par and Executive.

5.5.   Entire Agreement.  This Agreement and, with respect to Sections 2.3.1 and 3.3.8, Executive's Equity Award Agreements and governing equity award plans, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, including, but not limited to, the parties' Employment Agreements dated March 16, 2006, July 2007 and March 4, 2008.  In the event of any conflict between Sections 2.3.1 or 3.3.8 and Executive’s Equity Award Agreements and the governing equity award plans, Sections 2.3.1 or 3.3.8, as applicable, shall control.

5.6.   Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of placeStateNew Jersey applicable to contracts made and to be wholly performed therein.

5.7.   Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.8.   Binding Effect; Successors and Assigns.  Executive may not delegate any of his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such transaction had taken place.

5.9.   Waiver, etc.  The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement.  No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.10.  Capacity, etc.  Executive and Employer hereby represent and warrant to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation enforceable in accordance with its terms.

5.11.   Enforcement; Jurisdiction.  If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the applicable court shall award the prevailing party reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith, subject to the requirements of Treas. Reg. §1.409A-3(i)(1)(iv).  Subject to Section 5.12, any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts located in the State of New Jersey, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court.  Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.  Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

5.12.   Arbitration.

(a)   Any dispute under Section 3, including, but not limited to, the determination by the Board of a termination for Cause pursuant to Section 3.2.4, or in respect of the breach thereof (other than a claim for equitable relief) shall be settled by arbitration in placeStateNew Jersey. The arbitration shall be accomplished in the following manner.  Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration.  Within ten (10) days after such demand is given in accordance with Section 5.3, each of the parties shall designate an arbitrator and provide written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators.  The two (2) arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association (the “AAA”), or any successor thereto, or if the AAA or its successor fails to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to the Superior Court of New Jersey, Bergen County, for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

(b)   The decision of the arbitrators shall be final and binding upon the parties. The party against whom the award is rendered (the “non-prevailing party”) shall pay all fees and expenses incurred by the prevailing party in connection with the arbitration (including fees and disbursements of the prevailing party's counsel), as well as the expenses of the arbitration proceeding. The arbitrators shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitration shall be conducted, to the extent consistent with this Section 5.12, in accordance with the then prevailing rules of commercial arbitration of the AAA or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have the full right to cross-examine the experts and authorities. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any court having jurisdiction.

5.13.   Specified Employee.  Notwithstanding any other provision of this Agreement, if the Executive is a specified employee under Treas. Reg. §1.409A-1 as of the date of termination, all payments to which the Executive would otherwise be entitled during the first six months following the date of termination shall be accumulated and paid on the first day of the seventh month following the date of termination, or if earlier within thirty (30) days of the Executive’s date of death following the date of termination.  This provision shall not apply to all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), or to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), or to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

PAR PHARMACEUTICAL COMPANIES, INC.

By: /s/ Thomas J. Haughey

Name:  Thomas J. Haughey

Title:    Executive Vice President,
            Chief Administrative Officer,
            General Counsel and Secretary

PAR PHARMACEUTICAL, INC.

By: /s/ Thomas J. Haughey

Name:  Thomas J. Haughey

Title:    Executive Vice President,
            Chief Administrative Officer,
            General Counsel and Secretary

EXECUTIVE

/s/ Patrick LePore

Patrick LePore

EXECUTION COPY

EXHIBIT A

TERMS OF CEO LONG-TERM INCENTIVE PLAN

1.

Purpose.  This Exhibit A, which is incorporated into the Employment Agreement between Par Pharmaceutical Companies, Inc., Par Pharmaceutical, Inc., and Patrick LePore, dated November 2, 2010 (the “Employment Agreement”), sets forth the terms of the cash long-term incentive plan applicable to the Company’s (as defined below) President and Chief Executive Officer during the Employment Term.  This Exhibit A will be deemed a part of the Employment Agreement.  Capitalized terms used in this Exhibit A but not otherwise defined in Section 2 hereof will have the same meaning as given such term in the Employment Agreement.

2.

Definitions.  As used herein, the terms set forth below will have the following respective meanings:

(a)

“Board” means the Board of Directors of the Company.

(b)

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(c)

“Committee” means the Compensation and Management Development Committee of the Board, or any successor to such committee appointed by the Board during the Performance Cycle.  The Committee will be constituted at all times so as to meet the outside director requirements of Section 162(m) of the Code.

(d)

“Company” means Par Pharmaceutical Companies, Inc., a placeplaceDelaware corporation, and its successors and assigns.

(e)

“Compound Annual Growth Rate”, or CAGR, means the percentage growth in the Company’s common stock over the Performance Cycle, obtained using the following formula:

CAGR = 100*(((Ending Value/Beginning Value)^(1/n)) – 1)

Ending Value = closing market value of Company common stock on December 31, 2013 (or most recent closing price prior to such date)

Beginning Value = market value of Company common stock on January 1, 2011 (or most recent closing price prior to such date)

n = number of years over which growth is determined

(f)

“Incentive Compensation Award” means an incentive compensation award as certified by the Committee under Section 6 hereof.

(g)

“Performance Cycle” is the three (3)-year fiscal period of the Company commencing on January 1, 2011 and ending on December 31, 2013.

(h)

“Performance Objective” means the performance objective or objectives established pursuant to Section 5 of this Exhibit A.

3.

Administration.  The Committee will interpret this Exhibit A, prescribe, amend, and rescind rules relating to it, and take all other actions necessary for its administration, which actions will be final and binding.  To the extent permitted by law, all members of the Board of Directors, including the members of the Committee, will be indemnified and held harmless by the Company with respect to any loss, cost, liability or expense that may be reasonably incurred in connection with the administration of this Exhibit A and any claim, action, suit or proceeding which arises by reason of any act or omission under this Exhibit A so long as such act or omission is taken in good faith and within the scope of the authority delegated herein.

4.

Compliance with Sections 162(m) and 409A.  This Exhibit A will be administered and interpreted by the Committee to comply with Sections 162(m) and 409A of the Code and regulations promulgated thereunder.

5.

Performance Objective and Determination of Incentive Compensation Award.  The Performance Objective applicable to an Incentive Compensation Award will be based on the Company’s Compound Annual Growth Rate over the three (3)-year Performance Cycle.  The amount of the Incentive Compensation Award will be determined in accordance with the following performance schedule:

Compound Annual Growth Rate (CAGR) Over Performance Cycle	Amount of Payout
Less than 4%	$0
4%	$2,000,000
5%	$2,500,000
6%	$3,000,000
7%	$3,500,000
8%	$4,000,000
9%	$4,500,000
10%	$5,000,000
11%	$5,500,000
12%	$6,000,000
13%	$6,500,000
14%	$7,000,000
15%	$7,500,000
16%	$7,800,000
17%	$8,100,000
18%	$8,400,000
19%	$8,700,000
20% or more	$9,000,000

                                                         A-2

In the event that the Company’s CAGR is a decimal percent that is greater than 4% but less than 15%, such CAGR shall be interpolated and the amount payable to Executive shall be calculated as follows:

CAGR * 500,000 = Amount of Incentive Cash Award

In the event that the Company’s CAGR is a decimal percent that is greater than 15% but less than 20%, such CAGR shall be interpolated and the amount payable to Executive shall be calculated as follows:

(CAGR * 300,000) + 3,000,000 = Amount of Incentive Cash Award

The amount of the Incentive Cash Award payable to Executive shall be rounded to the nearest dollar.

6.

Incentive Compensation Award Certification.  The Committee will certify in writing prior to payment of the Incentive Compensation Award the level of attainment of the Performance Objective and the amount of Incentive Compensation Award that is payable in accordance with Section 5 of this Exhibit A.  With respect to Committee certification, approved minutes of the meeting in which the certification is made will be treated as written certification.

7.

Maximum Incentive Compensation Award Payable. The maximum amount payable with respect to an Incentive Compensation Award under this Exhibit A is nine million dollars ($9,000,000).

8.

Extraordinary or Unusual Events.  The Committee may, in its discretion, disregard the impact of any extraordinary or unusual event (in accordance with generally accepted accounting procedures) in determining whether a Performance Objective has been attained or may make appropriate adjustments in any Performance Objective to reflect such extraordinary or unusual event, provided that any such action will not affect the treatment of the Incentive Compensation Award as “performance-based compensation” for purposes of Section 162(m) of the Code.

9.

Discretion to Reduce Awards.  The Committee, in its sole discretion, may reduce the amount of any Incentive Compensation Award otherwise payable under this Exhibit A.

10.

Payment of Incentive Compensation Award.  Subject to Section 11 of this Exhibit A, an Incentive Compensation Award will be paid to the Executive in a lump sum cash payment within thirty (30) days after the Committee certifies that the Incentive Compensation Award is payable as provided in Section 6, but no later than March 15, 2013; provided, however, no Incentive Compensation Award will be payable in the event that the Employment Agreement is terminated prior to expiration of the Employment Term for any reason.  Payments under this Section will operate as a complete discharge of the Committee and the Company.  The Company will deduct from any Incentive Compensation Award paid under this Exhibit A the amount of any taxes required to be withheld by the federal or any state or local government.

11.

Acceleration of Payment on a Change of Control.  Notwithstanding Section 10 above, in the event of a Change of Control during the Employment Term, the Executive will be entitled to payment of an Incentive Compensation Award based on the applicable Compound Annual Growth Rate calculated through the date of consummation of the Change of Control, with such Award pro rated by multiplying the applicable amount obtained under the schedule in Section 5 above by a fraction, the numerator of which is the number of days from the beginning of the Performance Cycle through the date of the Change of Control and the denominator of which is 1,096.  A pro rated Incentive Compensation Award that becomes payable under this Section 11 will be paid to the Executive in a lump sum cash payment within thirty (30) days following the date of the Change of Control.

12.

Limitation of Rights.  Nothing in this Exhibit A will be construed to (a) give the Executive any right to be awarded any Incentive Compensation Award other than that set forth herein; (b) limit in any way the right of the Company to terminate the Executive’s employment with the Company at any time for any reason or no reason; or (c) give the Executive any interest in any fund or in any specific asset or assets of the Company.

13.

Non-Exclusive Arrangement.  The operation of this Exhibit A will not preclude the Board or the Committee from approving other incentive compensation arrangements for the benefit of the Executive as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

14.

Nonassignment.  The Executive may not assign, transfer, pledge, or encumber his right to the payment of any Incentive Compensation Award under this Exhibit A, nor will such right or other interests be subject to attachment, garnishment, execution, or other legal process.

15.

Amendment.  The Board may amend this Exhibit A at any time, except that no amendment will be made that would impair the rights of the Executive to an Incentive Compensation Award, unless the Executive consents in writing to such amendment.

EXECUTION COPY

EXHIBIT B

SEPARATION AGREEMENT AND

RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Release”), dated _________________, is given by _______________ (“EMPLOYEE”) to Par Pharmaceutical Companies, Inc., and Par Pharmaceutical, Inc., each a Delaware corporation, and any of their parent and subsidiary corporations, affiliates, departments and divisions (collectively, “THE COMPANY”).  The Effective Date of this Release shall be as set forth in Section 6 herein.

RECITALS

WHEREAS, EMPLOYEE has been employed by THE COMPANY as ___________;

WHEREAS, EMPLOYEE signed an Employment Agreement with THE COMPANY on ___________________ in which EMPLOYEE agreed that all payments and benefits upon his/her separation from THE COMPANY were contingent upon his/her signing of Separation Agreement and Release against THE COMPANY within thirty (30) days after the date of separation; and

WHEREAS, as a result of EMPLOYEE’s separation from THE COMPANY, the parties wish to fully and finally resolve all issues concerning EMPLOYEE’s employment relationship with THE COMPANY and to reiterate certain terms contained in EMPLOYEE’s Employment Agreement.

NOW, IN CONSIDERATION of the mutual promises and covenants in the Employment Agreement and this Release, the sufficiency of which EMPLOYEE acknowledges, the parties agree as follows:

OPERATIVE PROVISIONS

1.1

Separation of Employment.  THE COMPANY and EMPLOYEE agree that EMPLOYEE shall separate from THE COMPANY effective at the end of business on _________________ (“Separation Date”), such separation of employment with THE COMPANY occurring pursuant to Section ____ of the Employment Agreement by and between the parties.

1.2

Pay, Benefits and Stock Options Upon Separation.

(a)

Separation Pay.  On account of EMPLOYEE’s separation from THE COMPANY, THE COMPANY shall pay EMPLOYEE the severance payments as is required in accordance with and subject to the terms of the Employment Agreement.  The payments shall be subject to all appropriate federal and state withholding and employment taxes.

                                                             B-1

(b)

Benefits/Termination.  In accordance with the terms of the Employment Agreement, EMPLOYEE will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his/her insurance coverage.  Except as otherwise set forth in the Employment Agreement, EMPLOYEE will be responsible for all COBRA premiums.

(c)

Equity Awards.  Any equity awards granted to EMPLOYEE during his/her employment shall vest in accordance with and subject to the terms of the Employment Agreement and the applicable equity plans.

(d)

Unused Vacation.  THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, pay EMPLOYEE for his/her unused vacation days, which THE COMPANY and EMPLOYEE agree total _____ days.

(e)

Reimbursement of Expenses.  THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, reimburse EMPLOYEE for any unpaid expenses pursuant to the terms of the Employment Agreement, which THE COMPANY and EMPLOYEE agree total $____________.

(f)

No Other Payments.  EMPLOYEE acknowledges and agrees that subject to and including those payments referenced herein, he/she has been paid in full for all work performed, and has received reimbursement for all business expenses, and is entitled to no further payments or bonuses from THE COMPANY whatsoever for services rendered or any other reason, except as set forth herein.

(g)

Payment Terms.  In accordance with and subject to the covenants contained in the Employment Agreement, the payments and benefits contained in this Section 2 are contingent upon EMPLOYEE’s continued compliance with the terms of the Employment Agreement, as referenced in Sections 7 through 9 herein

(h)

Recovery of Compensation in Certain Circumstances.  Notwithstanding any other provision of this Agreement, if THE COMPANY determines that it is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, EMPLOYEE shall be required to reimburse THE COMPANY for any bonus, equity awards or other incentive compensation received by EMPLOYEE to the extent required by and otherwise in accordance with applicable law and any policies of THE COMPANY.

1.3

Consideration.

(a)

No Disparagement.  EMPLOYEE agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to THE COMPANY, its past, present and future officers, directors, agents, employees or representatives.  THE COMPANY agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to EMPLOYEE.  Nothing in this Section shall be construed as prohibiting THE COMPANY from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by THE COMPANY in connection with any legal proceeding, filing with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, or as otherwise required by law.

(b)

Sufficiency of Consideration.  No Admission of Liability.  The parties agree that the consideration paid to EMPLOYEE by the terms of this Release is good and sufficient consideration for this Release.  EMPLOYEE acknowledges that neither this Release, nor any of the payments or benefits tendered in conjunction herewith, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by THE COMPANY.

1.4

General Release and Waiver of Claims.

(a)

Solely in connection with EMPLOYEE’s employment relationship with THE COMPANY, in accordance with the terms of the Letter Agreement, and in consideration of the additional promises and covenants made by THE COMPANY in this Release, EMPLOYEE hereby knowingly and voluntarily compromises, settles and releases THE COMPANY from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the date of EMPLOYEE’s execution of this Release.  The released claims include those EMPLOYEE may have or has against THE COMPANY, or which may later accrue to or be acquired by EMPLOYEE against THE COMPANY and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns, whether directly or indirectly related to the employment relationship between the parties or not.  Such release shall not constitute a waiver of the EMPLOYEE’s right to indemnification which may be provided to her pursuant to the terms and conditions of any policy or bylaw of THE COMPANY in effect on the Separation Date.

(b)

By way of specification, but not of limitation, EMPLOYEE specifically agrees to release and waive all claims for wrongful termination any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of The Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; Section 1981 of the Civil Rights Act of 1866, as amended; The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (ADEA); the Fair Labor Standards Act, 29 U.S.C. §201 et seq. (FLSA) (to the extent permitted by law); the Lilly Ledbetter Fair Pay Act; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. (FMLA); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq.

(ADA); the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq. (ERISA); the National Labor Relations Act, 29 U.S.C. §151 et seq. (NLRA); the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. (NJFLA); The New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1 et seq. (to the extent permitted by law); the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq.; as well as any and all common law claims for compensatory and punitive damages and attorneys' fees, costs or other expenses.

1.5

Covenant Not to Sue.

(a)

EMPLOYEE represents and agrees that EMPLOYEE has not filed any lawsuits or arbitrations against THE COMPANY, or filed or caused to be filed any charges or complaints against THE COMPANY with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization.

(b)

EMPLOYEE agrees, not inconsistent with EEOC Enforcement Guidance on Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against THE COMPANY in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved THE COMPANY, and that occurred up, to and including the date of EMPLOYEE’s execution of this Release, other than those non-employment-related counterclaims that EMPLOYEE might assert against THE COMPANY if THE COMPANY were to sue EMPLOYEE, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Release.

(c)

Nothing in this Release shall prevent EMPLOYEE from (i) commencing an action or proceeding to enforce this Release, or (ii) exercising EMPLOYEE’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of EMPLOYEE’s waiver of ADEA claims set forth in this Release.

1.6

Consideration and Revocation Periods: Effective Date.  EMPLOYEE understands and acknowledges that the ADEA requires THE COMPANY to provide EMPLOYEE with at least twenty one (21) calendar days to consider this Release (“Consideration Period”) prior to its execution.  EMPLOYEE also understands that he/she is entitled to revoke this Release at any time during the seven (7) days following EMPLOYEE’s execution of this Release (“Revocation Period”) by notifying

THE COMPANY in writing of his/her revocation. This Release shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of EMPLOYEE’s revocation has been delivered to THE COMPANY (the “Effective Date”).

1.7

Confidential Information.  EMPLOYEE acknowledges that during EMPLOYEE’s employment with THE COMPANY, EMPLOYEE has had access to Confidential Information, as defined in the Employment Agreement.  In accordance with and subject to the covenants contained in the Employment Agreement, EMPLOYEE shall not at any time, other than as may be required in connection with the performance by him/her of any remaining duties or obligations under the Employment Agreement, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

1.8

Covenants Not to Solicit.  In accordance with and subject to the covenants contained in the Employment Agreement, for a period of two (2) years following the Separation Date, EMPLOYEE shall not, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of THE COMPANY or any of its subsidiaries to discontinue or alter his/her or its relationship with THE COMPANY or any of its subsidiaries.  This provision shall not apply if not otherwise provided under the terms of the Employment Agreement.

1.9

Covenants Not to Compete.  In accordance with and subject to the covenants contained in the Employment Agreement, for a period of one (1) year following the Separation Date, EMPLOYEE shall not, directly or indirectly, provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative, or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor, or other representative of THE COMPANY’S competitors in the branded or generic pharmaceutical industry in any state or country in which THE COMPANY does or seeks to do business.  THE COMPANY’S competitors include any entity, individual, or affiliate of such company or individual that develops, sells, markets, or distributes any products that compete with or are the same or similar to those of THE COMPANY.  Nothing herein shall prevent EMPLOYEE from being a passive owner of not more than one (1%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.  As set forth in the Employment Agreement, this provision shall not apply if EMPLOYEE is terminated by THE COMPANY without cause, if EMPLOYEE terminates his/her employment due to THE COMPANY’s material breach of the terms of the Employment Agreement, or if not otherwise provided under the terms of the Employment Agreement.

1.10

Confidentiality.  EMPLOYEE agrees to keep both the existence and the terms of this Release completely confidential, except that EMPLOYEE may discuss this Release with EMPLOYEE’s attorney, accountant, or other professional person who may assist EMPLOYEE in evaluating, reviewing, or negotiating this Release, and as otherwise permitted or required under applicable law.

 EMPLOYEE understands and agrees that his/her disclosure of the terms of this Release contrary to the terms set forth herein will constitute a breach of this Release; provided that EMPLOYEE may disclose the existence of his/her covenants not to solicit and compete to a successor employer or potential successor employer.

1.11

No Public Statements.  EMPLOYEE and THE COMPANY represent and warrant that they will refrain from making any public statement regarding EMPLOYEE’s separation from THE COMPANY absent written approval from the other, except that THE COMPANY is permitted to make any disclosures regarding EMPLOYEE’s status or this Release as required by law or regulations, including release of such information or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the SEC.

1.12

Disclosure of Information.  EMPLOYEE represents and warrants that he/she is not aware of any material non-public information concerning THE COMPANY, its business or its affiliates that he/she has not disclosed to the Board of Directors of THE COMPANY prior to the date of this Release or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the SEC and that has not been so disclosed.

1.13

Return of Company Property.  On the Separation Date, EMPLOYEE agrees to deliver forthwith to THE COMPANY all of THE COMPANY’s property in his/her possession or under his/her custody and control, including but not limited to all keys, and tangible items, notebooks, documents, records and other data relating to research or experiments conducted by any person relating to the products, formulas, formulations, processes or methods of manufacture of THE COMPANY, and to its customers and pricing of products.

1.14

Continued Availability and Cooperation.

(a)

EMPLOYEE will make himself/herself reasonably available to THE COMPANY either by telephone or, if reasonably necessary, in person upon reasonable advance notice, to assist THE COMPANY in connection with any matter relating to services performed by him/her on behalf of THE COMPANY prior to the Separation Date.

(b)

EMPLOYEE further agrees that he/she will take reasonable actions to cooperate fully with THE COMPANY in relation to any investigation or hearing with the SEC or any other governmental agency, as well as in the defense or prosecution of any claims or actions now in existence, including but not limited to ongoing commercial litigation matters, shareholder derivative actions, and class action law suits, or which may be brought or threatened in the future against or on behalf of THE COMPANY, its directors, shareholders, officers, or employees.

(c)

EMPLOYEE will take reasonable actions to cooperate in connection with such claims or actions referred to above including, without limitation, his/her being available to meet with THE COMPANY to prepare for any proceeding (including depositions, fact-findings, arbitrations or trials), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting THE COMPANY.

(d)

EMPLOYEE further agrees that should he/she be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to THE COMPANY in connection with any claims or legal proceedings against THE COMPANY, he/she will promptly notify THE COMPANY of that fact in writing. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

(e)

Notwithstanding the provisions herein, EMPLOYEE acknowledges that his/her cooperation obligation requires him/her to participate truthfully and accurately in all matters contemplated under this Section.

1.15

Injunctive Relief.  In accordance with the terms of the Employment Agreement, EMPLOYEE acknowledges that his/her failure to abide by Sections 7, 8, and 9 of this Release will result in immediate and irreparable damage to THE COMPANY and will entitle THE COMPANY to injunctive relief from a court having appropriate jurisdiction.

1.16

Representation by Attorney.  EMPLOYEE acknowledges that he/she has been given the opportunity to be represented by independent counsel in reviewing this Release, whether at the time of execution or in conjunction with execution of his/her Employment Agreement, and that EMPLOYEE understands the provisions of this Release and knowingly and voluntarily agrees to be bound by them.

1.17

No Reliance Upon Representations.  EMPLOYEE hereby represents and acknowledges that in executing this Release, EMPLOYEE does not rely and has not relied upon any representation or statement made by THE COMPANY or by any of THE COMPANY’s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Release other than as set forth in this Release.

1.18

Tax Advice.

(a)

THE COMPANY makes no representations regarding the federal or state tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Code Section 409A and the Patient Protection and Affordable Care Act of 2010, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits.  With the exception of the regular payroll deductions for federal and state withholding and employment taxes, EMPLOYEE agrees that it shall be her sole responsibility to pay any amount that may be due and owing as federal or state taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Code Section 409A, arising out of the payments or benefits provided for herein.

(b)

EMPLOYEE agrees and understands that she is not relying upon THE COMPANY or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Release, and EMPLOYEE agrees that she is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Code Section 409A, and for paying taxes, if any, that she may owe with respect to such payments or benefits.

(c)

EMPLOYEE further agrees to (i) hold harmless THE COMPANY and its attorneys against, and indemnify THE COMPANY and its attorneys for, any and all losses and/or damages arising from claims by the Internal Revenue Service (“IRS”), or any other taxing authority or other governmental agency (whether federal, state or local), which may be made against THE COMPANY and its attorneys arising out of or relating to the payments or benefits hereunder as a result of EMPLOYEE’s reporting of such payments or benefits and (ii) reimburse THE COMPANY and its attorneys for any resulting payment, including without limitation, all penalties and interest payable to the IRS, or any other taxing authority or governmental agency.

(d)

EMPLOYEE and THE COMPANY further agree that they and their attorneys will give mutual notice of any such claims.  EMPLOYEE agrees that she will cooperate in the defense of all claims arising out of or relating to EMPLOYEE’s reporting of the payments made or benefits received hereunder.  In any action commenced against EMPLOYEE to enforce the provisions of this paragraph, THE COMPANY and its attorneys shall be entitled to recover their attorneys’ fees, costs, disbursements, and the like incurred in prosecuting the action.

1.19

Employment Agreement.  The parties acknowledge and agree that all pertinent terms of the Employment Agreement (as amended herein) shall remain in full force and effect and are enforceable, to the extent any such terms therein survive or govern the period after the employment term set forth in that Employment Agreement.  The event of revocation of this Release in accordance with Section 6 herein in no way affects the validity or enforceability of the Employment Agreement (except as and to the extent amended herein); and in the event of revocation, to the extent any pertinent terms of this Release reiterate or confirm the terms of the Employment Agreement, the Employment Agreement shall govern.

1.20

Entire Agreement.  When read in conjunction with the Employment Agreement, this Release constitutes the entire agreement between the parties relating to EMPLOYEE’s separation from and release of employment-related claims against THE COMPANY, and it shall not be modified except in writing signed by the party to be bound.

1.21

Severability.  If a court finds any provision of this Release invalid or unenforceable as applied to any circumstance, the remainder of this Release and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

1.22

Execution in Counterparts.  This Release may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same Release (and all signatures need not appear on any one counterpart), and this Release shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

1.23

Governing Law and Jurisdiction.  Notwithstanding any agreement to the contrary, this Release shall be governed by the laws of the State of New Jersey and any claims hereunder shall be pursued in the state or federal courts located in the State of New Jersey.

1.24

Survival of Terms.  EMPLOYEE understands and agrees that the terms set out in this Release, including the confidentiality and non-solicitation provisions, shall survive the signing of this Release and the receipt of benefits thereunder.

1.25

Construction.  The terms and language of this Release are the result of arm’s length negotiations between both parties hereto and their attorneys.  Consequently, there shall be no presumption that any ambiguity in this Release should be resolved in favor of one party and against another.  Any controversy concerning the construction of this Release shall be decided neutrally without regard to authorship.

1.26

Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Release.

1.27

Binding Effect; Successors and Assigns.  Executive may not delegate any of his/her duties or assign his/her rights hereunder. This Release shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Release in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

1.28

Waiver.  The failure of either of the parties hereto to at any time enforce any of the provisions of this Release shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Release or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Release. No waiver of any breach of any of the provisions of this Release shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

1.29

Capacity.  EMPLOYEE and THE COMPANY hereby represent and warrant to the other that, as the case may be: (a) he/she or it has full power, authority and capacity to execute and deliver this Release, and to perform his/her or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he/she or it is a party or he/she or it is otherwise bound; and (c) this Release is his/her or its valid and binding obligation in accordance with its terms.

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EMPLOYEE AGREES THAT: (1) HE/SHE HAS FULLY READ THIS RELEASE; (2) HE/SHE HAS TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS RELEASE; AND (3) HE/SHE FULLY UNDERSTANDS THIS RELEASE, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HIM/HER FOR ALL PURPOSES.

PAR PHARMACEUTICAL COMPANIES, INC.

By: _________________________________

Name:

Title:

PAR PHARMACEUTICAL, INC.

By: _________________________________

Name:

Title:

EMPLOYEE

__________________________________________

[Name]